As filed with the Securities and Exchange Commission on September 30, 2011
Registration No. 333-153223

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form F-3 on

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SAMSON OIL & GAS LIMITED
(Exact name of registrant as specified in its charter)

Australia	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Level 36, Exchange Plaza
2 The Esplanade
Perth, Western Australia 6000
+61 8-9220-9830
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Terence M. Barr
Samson Oil & Gas Limited
1331 17th Street, Suite 710
Denver, Colorado 80202
303-295-0344
(Name, address, including zip code, and
telephone number, including area code, of agent for service)

Copies To:

S. Lee Terry, Jr.
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
303-892-9400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
                                                              (Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On August 4, 2009, Samson Oil & Gas Limited’s (the “Company”) registration statement on Form F-3 (Registration No. 333-153223) (the “Registration Statement”) was declared effective by the Securities and Exchange Commission.  The Registration Statement registered for resale by selling security holders 32,314,460 of the Company’s no par value ordinary shares, represented by up to 1,615,723 American Depositary Shares (“ADSs”).  This Post-Effective Amendment No. 1 to Form F-3 on Form S-3 is being filed by the Company to convert the Registration Statement into a Registration Statement on Form S-3, and contains an updated prospectus relating to the offering and sale of the shares that were registered for resale on the Registration Statement.

All filing fees payable in connection with the registration of the ordinary shares and ADSs covered by the Registration Statement were paid by the Company at the time of the initial filing of the Registration Statement.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2011

PROSPECTUS

7,379,077 Ordinary Shares
represented by up to
368,954 American Depositary Shares

The 7,379,077 of our no par value ordinary shares offered hereby may be sold from time to time by or for the account of the selling shareholders.  The ordinary shares may be represented by American Depositary Shares (“ADSs”) sold in the form of American Depositary Receipts (“ADRs”). Each ADS represents 20 of our ordinary shares.  The price at which the selling shareholders may sell the ordinary shares or ADSs will be determined by the prevailing market price for such shares, in negotiated transactions or otherwise as set forth herein. We will not receive any proceeds from the sale of the shares by the selling shareholders.

In this prospectus we use the terms US$ and A$, referring to U.S. dollars and Australian dollars, respectively.

Our ADRs are listed on the NYSE Amex LLC (“NYSE Amex”) under the symbol “SSN” and our ordinary shares are listed on the Australian Securities Exchange (“ASX”) under the symbol “SSN.” On September 29, 2011, the closing price of our ADRs on the NYSE Amex was US$2.31 and the closing price of our ordinary shares on the ASX was A$0.13.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” on page 4 of this prospectus in determining whether to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information.

The date of this prospectus is                     , 2011.

TABLE OF CONTENTS

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information.

We incorporate by reference the following documents we have filed with the (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, and no such information shall be deemed specifically incorporated by reference hereby):

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, filed on September 13, 2011; and

•	the description of our capital stock contained in our Registration Statement on Form 20-F, filed July 6, 2007, including any amendment or report filed for the purposes of updating such description.

Any future filings that we make with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and until we sell all of the securities covered by this registration statement, or otherwise terminate the offering, shall be deemed to be incorporated by reference into this prospectus from the date such documents are filed (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, and no such information shall be deemed specifically incorporated by reference hereby).

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Samson Oil & Gas Limited
1331 17th Street, Suite 710
Denver, CO 80202-1370
Attn: Chief Executive Officer
Tel: 303-295-0344

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in such filings.

You may also obtain these filings from our website at www.samsonoilandgas.com. Except for the documents specifically incorporated by reference in the prospectus, the information contained on our website does not constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file and furnish annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file or furnish with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. Our SEC filings are also available through our website at www.samsonoilandgas.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Written forward–looking statements may appear in documents filed with the SEC, including this prospectus.  The U.S. Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward–looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as the information is identified as forward looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. Samson relies on this safe harbor in making forward–looking statements.

Forward–looking statements include but are not limited to management’s comments regarding business strategy, exploration and development drilling prospects and activities at our State GC Field, Sabretooth, North Stockyard, Hawk Springs and Roosevelt properties, oil and gas pipeline availability and capacity, natural gas and oil reserves and production, meeting our capital raising targets and follow any use of proceeds plans, our ability to and methods by which we may raise additional capital, production and future operating results.

In this prospectus, the use of words such as “anticipate,” “continue,” “estimate,” “expect,” “likely,” “may,” “will,” “project,” “should,” “believe” and similar expressions are intended to identify uncertainties. While we believe that the expectations reflected in those forward–looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. Our actual results could differ materially from those anticipated in these forward–looking statements. The differences between actual results and those predicted by the forward looking statements could be material:

•	oil and natural gas prices and demand;

•	our future financial position, including cash flow, debt levels and anticipated liquidity;

•	the timing, effects and success of our acquisitions, dispositions and exploration and development activities;

•	uncertainties in the estimation of proved reserves and in the projection of future rates of production;

•	timing, amount, and marketability of production;

•	third party operational curtailment, processing plant or pipeline capacity constraints beyond our control;

•	our ability to find, acquire, market, develop and produce new properties;

•	declines in the values of our properties that may result in write-downs;

•	effectiveness of management strategies and decisions;

•	the strength and financial resources of our competitors;

•	our entrance into transactions in commodity derivative instruments;

•	climatic conditions;

•	the receipt of governmental permits and other approvals relating to our operations;

•	unanticipated recovery or production problems, including cratering, explosions, fires; and

•	uncontrollable flows of oil, gas or well fluids

Many of these factors are beyond our ability to control or predict. Neither these factors nor those referred to in the “Risk Factors” section of this prospectus represent a complete list of the risk factors that may affect us.  All forward-looking statements speak only as of the date made.  We do not undertake to update our forward–looking statements.

SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus, including our financial statements and the related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors” on page 4 of this prospectus  and in other documents that we subsequently file with the SEC that are incorporated by reference herein.

Samson Oil & Gas Limited

We are a company limited by shares, incorporated on April 6, 1979 under the laws of Australia.  Our principal business is the exploration and development of oil and natural gas properties in the United States.  Currently, we have several material oil and gas properties, three of which are producing.  We own a working interest in each of our three material producing properties, through which we have entered into operating agreements with third parties under which the oil and gas are produced and sold. We also have 100% working interest in one exploration property and 50% to 100% working interest in a second property. We operate in one reportable segment, the exploration for, and the development and production of, oil and natural gas in the United States.

For additional information on our business, properties and financial condition, please refer to our Annual Report on Form 10-K for the year ended June 30, 2011, which is incorporated herein by reference, and the documents cited in “Where You Can Find More Information.”

Our registered office is located at Level 36, Exchange Plaza, 2 The Esplanade, Perth, Western Australia 6000 and our telephone number at that office is +61 8-9220-9830. Our principal office in the United States is located at 1331 17th Street, Suite 710, Denver, Colorado 80202 and our telephone number at that office is 303-295-0344. Our website is www.samsonoilandgas.com.  As used in this prospectus, unless the context otherwise indicates, references to “Samson,” the “Company,” “we,” “our,” “ours,” and “us” refer to Samson Oil & Gas Limited and its subsidiaries collectively.

The Offering

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC, using a “shelf” registration process. Under this prospectus, the selling shareholders may, from time to time, offer and sell an aggregate of 7,379,077 ordinary shares which may be represented by up to 368,954 ADSs, issuable upon the exercise of outstanding options and warrants. This prospectus may be supplemented from time to time to add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. Before you invest in our securities, you should read both this prospectus and any prospectus supplement together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

Use of Proceeds

The proceeds from the sale of ordinary shares or ADSs offered by or for the account of the selling shareholders named in this prospectus will go to the selling shareholders. We will not receive any proceeds from the sale of shares by the selling shareholders.

RISK FACTORS

Before making an investment decision you should carefully consider the specific risks set forth below and in other documents we incorporate by reference into this prospectus.  If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business, financial condition or results of operations.

Risks Related To Our Business, Operations and Industry

We depend on successful exploration, development and acquisitions to maintain reserves and revenue in the future.

In general, the volume of production from natural gas and oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics.  Our future oil and natural gas production is highly dependent upon our level of success in finding or acquiring additional reserves that are economically feasible and in developing existing proved reserves.  To the extent that cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of natural gas and oil reserves would be impaired.

We recorded an impairment on the carrying value of our oil and gas assets during the fiscal year ended June 30, 2010, and may again in the future record additional impairments.

We recognized an impairment expense for the six months ended June 30, 2010 of $19,061,095, primarily in relation to the Jonah and Lookout Wash Fields in Wyoming, which recorded impairment expense of $18,989,944.  This impairment was primarily the result of a decrease in gas prices.  Subsequent adverse changes in oil and gas prices or drilling results may result in us being unable to recover the carrying value of our long-lived assets, and make it appropriate to recognize more impairments in future periods. Such impairments could materially and adversely affect our results of operations.

Oil and natural gas prices are extremely volatile, and decreases in prices have in the past and could in the future adversely affect our profitability, financial condition, cash flows, access to capital and ability to grow.

Our revenues, profitability and future rate of growth depend principally upon the market prices of oil and natural gas, which fluctuate widely. The markets for these commodities are unpredictable and even relatively modest drops in prices can significantly affect our financial results and impede our growth.  Sustained declines in oil and gas prices may adversely affect our financial condition, liquidity and results of operations. For example, if the price of oil and natural gas were to have been 10% lower in the years ended June 30, 2011 and 2010, the net loss we reported for June 30, 2010 would have increased by 2.1% and the net profit would have decreased by 1.24% for the year ended June 30, 2011.

Factors that can cause market prices of oil and natural gas to fluctuate include:

•	national and international financial market conditions;

•	uncertainty in capital and commodities markets;

•	the level of consumer product demand;

•	weather conditions;

•	U.S. and foreign governmental regulations;

•	the price and availability of alternative fuels;

•	political and economic conditions in oil producing countries, particularly those in the Middle East, including actions by the Organization of Petroleum Exporting Countries;

•	the foreign supply of oil and natural gas;

•	the price of oil and gas imports, consumer preferences; and

•	overall U.S. and foreign economic conditions.

We cannot predict future oil and gas prices. At various times, excess domestic and imported supplies have depressed oil and gas prices. Additionally, the location of our producing wells may limit our ability to take advantage of spikes in regional demand and resulting increases in price.  While increased demand would normally be expected to increase the prices we receive for our oil and natural gas, other factors, such as the recent sharp downturn in worldwide economic activity, may dampen or even reverse any such positive impact on prices.

Lower oil and natural gas prices may not only decrease our revenues, but also may reduce the amount of oil and natural gas that we can produce economically. Such a reduction may result in substantial downward adjustments to our estimated proved reserves and require write–downs of our properties. If this occurs, or if our estimates of development costs increase, our production data factors change or our exploration results do not meet expectations, accounting rules may require us to write down the carrying value of our oil and natural gas properties to fair value, as a non–cash charge to earnings.

Reserve estimates are imprecise and subject to revision.

Estimates of oil and natural gas reserves are projections based on available geologic, geophysical, production and engineering data. There are uncertainties inherent in the manner of producing, and the interpretation of, this data as well as in the projection of future rates of production and the timing of development expenditures. Estimates of economically recoverable oil and natural gas reserves and future net cash flows necessarily depend upon a number of factors including:

•	the quality and quantity of available data;

•	the interpretation of that data;

•	the ability of Samson to access the capital required to develop proved undeveloped locations;

•	the accuracy of various mandated economic assumptions; and

•	the judgment of the engineers preparing the estimate.

Actual future production, natural gas and oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas and oil reserves will likely vary from our estimates. Any significant variance could materially affect the quantities and value of our reserves. Our reserves may also be susceptible to drainage by operators on adjacent properties. We are required to adjust our estimates of proved reserves to reflect production history, results of exploration and development and prevailing gas and oil prices.   These reserve reports are necessarily imprecise and may significantly vary depending on the judgment of the reservoir engineering consulting firm.

Investors should not construe the present value of future net cash flows as the current market value of the estimated oil and natural gas reserves attributable to our properties. The estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate, in accordance with applicable regulations, even though actual future prices and costs may be materially higher or lower. Factors that will affect actual future net cash flows include:

•	the amount and timing of actual production;

•	the price for which that oil and gas production can be sold;

•	supply and demand for oil and natural gas;

•	curtailments or increases in consumption by natural gas and oil purchasers; and

•	changes in government regulations or taxation.

As a result of these and other factors, we will be required to periodically reassess the amount of our reserves, which reassessment may require us to recognize a write–down of our oil and gas properties, as occurred at December 31, 2008, June 30, 2009 and June 30, 2010.

We operate only a small percentage of our proved properties, and for those properties we do operate, there is no guarantee we will be successful operators.

The business activities at all of our material producing properties are conducted through joint operating agreements under which we own partial non–operating interests in the properties.  As a result, we do not have control over normal operating procedures, expenditures, or future development of those properties, including our interests in North Stockyard and State GC properties. Consequently, the operating results with respect to those properties are beyond our control. The failure of an operator of our wells to perform operations adequately, or an operator’s breach of the applicable agreements, could reduce our production and revenues. In addition, the success and timing of our drilling and development activities on properties operated by others depends upon a number of factors outside of our control, including the operator’s timing and amount of capital expenditures, expertise and financial resources, the participation of other owners in drilling wells, and the appropriate use of technology. Since we do not have a majority interest in most of these properties, we may not be in a position to remove the operator in the event of poor performance. Further, significant cost overruns of an operation in any one of these projects may require us to increase our capital expenditure budget and could result in some wells becoming uneconomic.

We are the operators of the Hawk Springs and Roosevelt projects.  Although we are not subject to the risks of depending on third-party operators, there is a risk that we will not be able to operate these properties successfully ourselves.

Drilling results in emerging plays, such as our Hawk Springs and Roosevelt projects, are subject to heightened risks.

Part of our strategy is to pursue acquisition, exploration and development activities in emerging plays such as our Hawk Springs project and Roosevelt project. Our drilling results in these areas are more uncertain than drilling results in areas that are developed and producing. Because emerging plays have limited or no production history, we are unable to use past drilling results in those areas to help predict our future drilling results. In addition, part of our drilling strategy to maximize recoveries from such new projects may involve the drilling of horizontal wells and/or using completion techniques that have proven to be successful in other shale formations. We are currently drilling our first of these types of wells to the Niobrara shale and this well has yet to be completed. These drilling and completion strategies and techniques require greater amounts of capital investment than more established plays. The ultimate success of these drilling and completion strategies and techniques will be better evaluated over time as more wells are drilled and production profiles are better established. If drilling success rates or production are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations or other operational problems, the value of our position in the affected area will decline, our results of operations, financial condition and liquidity will be adversely impacted and we could incur material write-downs of unevaluated properties.

Forward sales and hedging transactions may limit our potential gains or expose us to losses.

Historically, in order to manage our exposure to price risks in the marketing of our natural gas and as required by our principal lender, we entered into hedging arrangements for a portion of our oil and natural gas production. On July 6, 2011, we closed out our position with regard to our gas hedges.  As of September 9, 2011, we have ratio collars in place with respect to approximately 9.3% of our oil production for the remainder of the 2011 calendar year.  We will reassess this position prior to December 2011.

Our hedging transactions expose us to certain risks and financial losses, including, among others:

•	our production is less than expected;

•	the risk that we may be limited in receiving the full benefit of increases in oil and natural gas prices as a result of these transactions;

•	the risk that we may hedge too much or too little production depending on how oil and natural gas prices fluctuate in the future; and

•	the risk that a counterparty to a hedging arrangement may default on its obligation to us.

A significant portion of our producing properties are located in the Rocky Mountain region and are vulnerable to extreme seasonal weather, environmental regulation and production constraints.

A significant portion of our operating properties are located in the Rocky Mountain region.  As a result, the success of our operations and our profitability may be disproportionately exposed to the impact of adverse conditions unique to that region. Such conditions can include extreme seasonal weather, which could limit our ability to access our properties or otherwise delay or curtail our operations.  Also, there could be delays or interruptions of production from existing or planned new wells by significant governmental regulation, transportation capacity constraints, curtailment of production, interruption of transportation, or fluctuations in prices of oil and natural gas produced from the wells in the region.

In addition, some of the properties we intend to develop for production are located on federal lands where drilling and other related activities cannot be conducted during certain times of the year due to environmental considerations. This could adversely affect our ability to operate in those areas and may intensify competition during certain times for drilling rigs, oil field equipment, services, supplies and qualified personnel, which may lead to periodic shortages. These constraints and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs, particularly if our exploration or development activities on federal lands, or our production from federal lands increases.

The marketability of our production depends upon the availability, operation and capacity of gas gathering systems and the availability of interstate pipelines and processing facilities, all of which are owned by third parties.

The unavailability or lack of capacity of these systems and facilities, which result from factors beyond our control, could result in the shut–in of producing wells or the delay or discontinuance of development plans for properties. We currently own an interest in several wells that are capable of producing but may have their production curtailed from time to time at some point in the future pending gas sales contract negotiations, as well as construction of gas gathering systems, pipelines, and processing facilities.

Operations on the Fort Peck Indian Reservation in Montana are subject to various federal and tribal regulations and laws, any of which may increase our costs and delay our operations.

Various federal agencies within the U.S. Department of the Interior, along with the Fort Peck Assiniboine and Sioux Tribes, promulgate and enforce regulations pertaining to operations on the Fort Peck Indian Reservation. In addition, the Fort Peck Assiniboine and Sioux Tribes are a sovereign nation having the right to enforce laws and regulations independent from federal, state and local statutes and regulations. These tribal laws and regulations include various taxes, fees and other conditions that apply to lessees, operators and contractors conducting operations on Native American tribal lands. Lessees and operators conducting operations on tribal lands are generally subject to the Native American tribal court system. One or more of these factors may increase our costs of doing business in connection with our Roosevelt Project and may have an adverse impact on our ability to effectively transport products within the Fort Peck Indian Reservation or to conduct our operations on such lands.

Petroleum exploration and development involves substantial business risks.

The business of exploring for and developing oil and gas properties involves a high degree of business and financial risk, and thus a substantial risk of investment loss that even a combination of experience, knowledge and careful evaluation may not be able to overcome. In addition, oil and gas drilling and production activities may be shortened, delayed or canceled as a result of a variety of factors, many of which are beyond our control. These factors include:

•	unexpected drilling conditions;

•	unexpected abnormal pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse changes in prices;

•	weather conditions;

•	ability to fund capital necessary to develop exploration properties and producing properties;

•	shortages in experienced labor; and

•	shortages or delays in the delivery of equipment, including equipment needed for drilling, fracture stimulating and completing wells.

Acquisition and completion decisions generally are based on subjective judgments and assumptions that are speculative. It is impossible to predict with certainty the production potential of a particular property or well. Furthermore, a successful completion of a well does not ensure a profitable return on the investment. A variety of geological, operational, or market–related factors, including, but not limited to, unusual or unexpected geological formations, pressures, equipment failures or accidents, fires, explosions, blowouts, cratering, pollution and other environmental risks, shortages or delays in the viability of drilling rigs and the delivery of equipment, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well or otherwise prevent a property or well from being profitable. A productive well may become uneconomic if water or other substances are encountered that impair or prevent the production of oil or natural gas from the well.

Our business involves significant operating risks that could adversely affect our production and could be expensive to remedy. We do not have insurance to cover all of the risks that we may face.

Our operations are subject to all the risks normally incident to the operation and development of oil and natural gas properties and the drilling of oil and natural gas wells, including:

•	well blowouts;

•	cratering and explosions;

•	pipe failures and ruptures;

•	pipeline accidents and failures;

•	casing collapses;

•	fires;

•	mechanical and operational problems that affect production;

•	formations with abnormal pressures;

•	uncontrollable flows of oil, natural gas, brine or well fluids;

•	releases of contaminants into the environment; and

•	failure of subcontractors to perform or supply goods or services or personnel shortages.

These industry operating risks can result in injury or loss of life, severe damage to or destruction of property, damage to natural resources and equipment, pollution or other environmental damage, clean–up responsibilities, regulatory investigation and penalties, and suspension of operations, any of which could result in substantial losses. In addition, maintenance activities undertaken to reduce operational risks can be costly and can require exploration, exploitation and development operations to be curtailed while those activities are being completed. We may also be subject to damage claims by other oil and gas companies.

We do not maintain insurance in amounts that cover all of the losses to which we may be subject, and some risks, such as pollution and environmental risks, generally are not fully insurable. Our insurance policies and contractual rights to indemnity may not adequately cover our losses, and we do not have access to insurance coverage or rights to indemnity for all risks. If a significant accident or other event occurs and is not fully covered by insurance or contractual indemnity, it could adversely affect our financial position and results of operations.

Competition in the oil and natural gas industry is intense, which may adversely affect our ability to succeed.

The oil and natural gas industry is highly competitive, and we compete with other companies that are significantly larger and have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay higher prices for productive oil and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these competitors may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. Our larger competitors may also be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than we can. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

We are subject to complex environmental federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of doing business.

Our exploration, development, and production operations are regulated extensively at the federal, state and local levels. Environmental and other governmental laws and regulations have increased the costs to plan, design, drill, install, operate and abandon oil and natural gas wells. Under these laws and regulations, we also could be held liable for personal injuries, property damage and other damages. Failure to comply with these laws and regulations may result in the suspension or termination of operations and subject us to administrative, civil and criminal penalties. Moreover, public interest in environmental protection has increased in recent years, and environmental organizations have opposed, with some success, certain drilling projects.

The environmental laws and regulations to which we are subject:

1.	require applying for and receiving permits before drilling commences;

2.	restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities;

3.	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, and other protected areas; and

4.	impose substantial liabilities for pollution resulting from our operations.

We may be required to prepare an environmental impact statement (“EIS”) to obtain the permits necessary to proceed with the development of certain oil and gas properties. There can be no assurance that we will obtain all necessary permits and, if obtained, that the costs associated with completing the EIS and obtaining such permits will not exceed those that previously had been estimated. It is possible that the costs and delays associated with compliance with such requirements could cause us to delay or abandon the further development of certain properties.

Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transportation, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our earnings, results of operations, competitive position or financial condition. For example, because of its potential effect on drinking water, hydraulic fracturing currently is the subject of regulatory scrutiny, negative press, and legislative changes in some states. Hydraulic fracturing is a process that creates a fracture extending from a well bore into a rock formation to enable oil or natural gas to move more easily through the rock pores to a production well. Hydraulic fractures typically are created through the injection of water, sand and chemicals into the rock formation. Legislative and regulatory efforts may render permitting and compliance requirements more stringent for hydraulic fracturing, which may limit or prohibit use of the process. While none of our properties are expected to be subject to any such changes, there is no assurance that this will remain the case.

Over the years, we have owned or leased numerous properties for oil and gas activities upon which petroleum hydrocarbons or other materials may have been released by us or predecessor property owners or lessees who were not under our control. Under applicable environmental laws and regulations, including CERCLA, RCRA and analogous state laws, we could be held strictly liable for the removal or remediation of any such previously released contaminants at such locations, in some cases regardless of whether we were responsible for the release or whether the operations were standard in the industry at the time they were performed.

Our operations also are subject to wildlife-protection laws and regulations. For example, seven oil companies recently were charged with killing migratory birds in North Dakota, where we conduct some of our operations. Reserve pits are used during oil and gas drilling operations. During the clean up phase of a reserve pit, the Migratory Bird Treaty Act requires companies to cover the pit with a net if it is open for more than 90 days. The maximum penalty for each charge under the Migratory Bird Treaty Act is six months in prison and a $15,000 fine.

In July 2011, the EPA proposed regulations specifically applicable to the oil and gas industry that would require operators to capture 95% of the volatile organic compounds (“VOC”) emissions from wells that are hydraulically fractured. The proposed regulations also would require reductions in emissions of methane and air toxics. The proposal includes the review of four rules for the oil and natural gas industry: a new source performance standard for VOCs; a new source performance standard for sulfur dioxide; an air toxics standard for oil and natural gas production; and an air toxics standard for natural gas transmission and storage. The final adoption of these regulations, or the adoption of any other laws or regulations restricting or reducing these emissions, would be likely to increase our operating costs.

Another regulatory development that may impact our operations is the EPA’s notice of finding and determination that emissions of carbon dioxide, methane and other greenhouse gases (“GHGs”) present an endangerment to human health and the environment, which allows the EPA to begin regulating emissions of GHGs under existing provisions of the federal Clean Air Act. The EPA has begun to implement GHG-related reporting and permitting rules. Similarly, the U.S. Congress has considered, and may in the future consider, “cap and trade” legislation that would establish an economy-wide cap on emissions of GHGs in the United States and would require most sources of GHG emissions to obtain GHG emission “allowances” corresponding to their annual emissions of GHGs. Any laws or regulations that may be adopted to restrict or reduce emissions of GHGs would be likely to increase our operating costs and could even have an adverse effect on demand for our production.

We depend on key members of our management team.

The loss of key members of our management team could reduce our competitiveness and prospects for future success. We maintain a $1,000,000 “key man” insurance policy on our Chief Executive Officer, but not on any other executive. Our exploratory drilling success and the success of other activities integral to our operations will depend, in part, on our ability to attract and retain experienced management professionals. Competition for these professionals is extremely intense.

Shortages of qualified operational personnel or field equipment and services could affect our ability to execute our plans on a timely basis, increase our costs and adversely affect our results of operations.

The demand for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry can fluctuate significantly, often in correlation with oil and natural gas prices, causing periodic shortages. From time to time, there have also been shortages of drilling rigs and other field equipment, as demand for rigs and equipment has increased with the number of wells being drilled. These factors can also result in significant increases in costs for equipment, services and personnel. For example, we have recently experienced an increase in drilling, completion and other costs associated with certain oil wells. Higher oil and natural gas prices generally stimulate increased demand and result in increased prices for drilling rigs, crews and associated supplies, equipment and services. We have sometimes experienced some difficulty in obtaining drilling rigs, experienced crews and related services and may continue to experience these difficulties in the future. In addition, the cost of drilling rigs and related services has increased significantly over the past several years. If shortages persist or prices continue to increase, our profit margin, cash flow and operating results could be adversely affected and our ability to conduct our operations in accordance with current plans and budgets could be restricted.

The recent turmoil in credit and financial markets may affect our ability to obtain additional funding on acceptable terms.

In light of our recently strengthened cash position, we do not believe the recent turmoil in the credit and financial markets will adversely affect us in the immediate future, but we may face challenges in the future if conditions in these markets do not improve. For example, we may require additional capital to develop our undeveloped acreage or pursue new opportunities, but financing may be unavailable to us for such activity.  While we have been using a portion of our current cash position to acquire new prospects and develop some of our undeveloped acreage, we may wish to use debt financing for a portion of such costs in the future.  If other funding is not available, or is available only on unfavorable terms, our drilling plans, capital expenditures and other future business opportunities could be limited, to the detriment of our revenues and results of operations.

Risks Related to Our Securities

Currency fluctuations may adversely affect the price of our ADSs relative to the price of our ordinary shares.

The price of our ordinary shares is quoted in Australian dollars and the price of our ADSs is quoted in U.S. dollars.  Movements in the Australian dollar/U.S. dollar exchange rate may adversely affect the U.S. dollar price of our ADSs and the U.S. dollar equivalent of the price of our ordinary shares.  If the Australian dollar weakens against the U.S. dollar, the U.S. dollar price of the ADSs could decline correspondingly, even if the price of our ordinary shares in Australian dollars increases or remains unchanged. In the unlikely event that dividends are payable, we will likely calculate and pay any cash dividends in Australian dollars and, as a result, exchange rate movements will affect the U.S. dollar amount of any dividends holders of our ADSs will receive from the Bank of New York Mellon, our depositary. While we would ordinarily expect such variances to be adjusted by inter-market arbitrage activity that accounts for the differences in currency values, there can be no assurance that such activity will in fact be an efficient offset to this risk.

The prices of our ordinary shares and ADSs have been and will likely continue to be volatile.

The trading prices of our ordinary shares on the ASX and of our ADSs on the NYSE Amex have been, and likely will continue to be, volatile.  Other natural resource companies have experienced similar volatility for their shares, leading us to expect that the results of exploration activities, the price of oil and natural gas, future operating results, market conditions for natural resource shares in general, and other factors beyond our control, could have a significant, adverse or positive impact on the market price of our ordinary shares and ADSs. We also believe that this volatility creates opportunities for arbitrage trading between the ASX and NYSE Amex markets.  While we recognize that arbitrage trading is an appropriate market mechanism to eliminate the differences between different trading markets resulting from the combination of volatile stock prices and inter-market inefficiencies, some of our shareholders may not be in a position to take advantage of the potential profits available to arbitrageurs in such cases.

We may issue shares of blank check preferred stock in the future that may adversely impact rights of holders of our ordinary shares and ADSs.

Our constitution authorizes us to issue an unlimited amount of “blank check” preferred stock.  Accordingly, our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further shareholder approval.  As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock.  To the extent that we do issue such additional shares of preferred stock, the rights of ordinary share and ADS holders could be impaired thereby, including, without limitation, dilution of their ownership interests in us.  In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in the interest of holders of ordinary shares or ADSs.

We do not expect to pay dividends in the foreseeable future. As a result, holders of our ordinary shares and ADSs must rely on appreciation for any return on their investment.

We do not anticipate paying cash dividends on our ordinary shares in the foreseeable future. Accordingly, holders of our ordinary shares and ADSs will have to rely on capital appreciation, if any, to earn a return on their investment in our ordinary shares.

The trading prices of our ADSs may be adversely affected by short selling.

“Short selling” is the sale of a security that the seller does not own, including a sale that is completed by the seller’s delivery of a “borrowed” security (i.e. the short seller’s promise to deliver the security).  Short sellers make a short sale because they believe that they will be able to buy the stock at a lower price than their sales price. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our ADSs.  The price decline could be exacerbated if sufficient “naked short selling” occurs, which is the practice by which short sellers place short sell orders for shares without first borrowing the shares to be sold, or without having first adequately located such shares and arranged for a firm contract to borrow such shares prior to the delivery date set to close the sale.  The result is an artificial deluge into the market of shares for sale – shares that the seller does not own and has not even borrowed.  Although there are regulations in the United States designed to address abusive short selling, the regulations may not be adequately structured or enforced.

We may be deemed to be a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes.  If we are or we become a PFIC, it could have adverse tax consequences to holders of our ordinary shares or ADSs.

Potential investors in our ordinary shares or ADSs should consider the risk that we could be now, or could in the future become, a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. We do not believe that we were a PFIC for the taxable year ending June 30, 2011 and do not expect to be a PFIC in the foreseeable future. However, the tests for determining PFIC status depend upon a number of factors, some of which are beyond our control and subject to uncertainties, and accordingly we cannot be certain of our PFIC status for the current, or any other, taxable year. We do not undertake an obligation to determine our PFIC status, or to advise investors in our securities as to our PFIC status, for any taxable year.

If we were determined to be a PFIC for any year, holders of our ordinary shares or ADSs who are U.S. persons for U.S. federal income tax purposes (“U.S. holders”) whose holding period for such ordinary shares or ADSs includes part of a year in which we are a PFIC generally will be subject to a special, highly adverse, tax regime imposed on “excess distributions” made by us.  This regime will continue to apply irrespective of whether we are still a PFIC in the year an “excess distribution” is made or received. “Excess distributions” for this purpose would include certain distributions received on our ordinary shares or ADSs.  In addition, gains by a U.S. holder on a sale or other transfer of our ordinary shares or ADSs (including certain transfers that would otherwise be tax-free) would be treated in the same manner as excess distributions.  Under the PFIC rules, excess distributions (including gains treated as excess distributions) would be allocated ratably to each day in the U.S. holder’s holding period. The portion of any excess distributions allocated to the current year or prior years before the first day of the first taxable year beginning after December 31, 1986 in which we became a PFIC would be includible by the U.S. holder as ordinary income in the current year. The portion of any excess distributions allocated to prior taxable years in which we were a PFIC would be taxed to such U.S. holder at the highest marginal rate applicable to ordinary income for each such year (regardless of the U.S. holder’s actual marginal rate for that year and without reduction by any losses or loss carryforwards), and any tax owing would be subject to interest charges.  Under Proposed Treasury Regulations, for purposes of applying the excess distribution regime described above, a U.S. holder’s holding period for ordinary shares or ADSs received pursuant to the exercise of an option or warrant would include the holding period for the option or warrant. In addition, dividends received from us will not be “qualified dividend income” if we are a PFIC in the year of payment, or were a PFIC in the year preceding the year of payment, and will be subject to taxation at ordinary income rates.

In certain cases, U.S. holders may make elections to mitigate the adverse tax rules that apply to PFICs (the “mark-to-market” and “qualified electing fund” or “QEF” elections), but these elections may also accelerate the recognition of taxable income and could result in the recognition of ordinary income.  We have never received a request from a holder of our ordinary shares or ADSs for the annual information required to make a QEF election and we have not decided whether we would provide such information if such a request were to be received. Neither a QEF election nor a mark-to-market election is available for options or warrants.  Additional adverse tax rules would apply to U.S. holders for any year in which we are a PFIC and own or dispose of shares in another corporation that is itself a PFIC. Special adverse rules that impact certain estate planning goals could apply to our ordinary shares or ADSs if we are a PFIC.

While we intend to take all reasonable steps to avoid being a PFIC for U.S. income tax purposes, U.S. holders should be aware of the risk and the adverse tax consequences of Samson being a PFIC.

We recently commenced reporting as a U.S domestic issuer, which means increased compliance costs going forward notwithstanding continued eligibility for certain NYSE Amex rule waivers.

On July 1, 2011, we commenced reporting as a U.S. domestic issuer instead of as a “foreign private issuer” as we had in prior years.  Accordingly, we are now required to comply with the reporting and other requirements imposed by U.S. securities laws on U.S. domestic issuers, which are more extensive than those applicable to foreign private issuers.  We are also required to prepare financial statements in accordance with U.S. GAAP in addition to our financial statements prepared in accordance with IFRS pursuant to ASX requirements.  Generating two separate sets of financial statements is a substantial burden that imposes significant administrative and accounting costs on us.  As a result of becoming a U.S. domestic issuer, the legal, accounting, regulatory and compliance costs to us under U.S. securities laws are significantly higher than those that were incurred by us as a foreign private issuer.

Even though we are now a “domestic issuer” for SEC reporting requirements, we remain a “foreign based entity” for purposes of Section 110 of the NYSE Amex Company Guide. This permits us to apply to the NYSE Amex to have certain of its listing criteria relaxed and receive exemptions from rules applicable to corporations incorporated in the United States.  We currently are relying on one Section 110 exemption received in connection with our stock option plan, and is described in more detail in “Item 6—Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Market Information” of our Form 10-K for the year ended June 30, 2011.  While we have no current plans to seek additional Section 110 relief from NYSE Amex, there can be no assurance that we will not do so in the future.

The market price of our ordinary shares and ADSs could be adversely affected by sales of substantial amounts of shares in the public markets or the issuance of additional shares in future including in connection with acquisitions.

Sales of a substantial number of our ordinary shares in the public market, either directly or indirectly as the sale of ADSs, or the perception that such sales may occur, could cause the market price of our ordinary shares (and ADSs) to decline. In addition, the sale of these shares in the public market, or the possibility of such sales, could impair our ability to raise capital through the sale of additional shares or other securities. As of June 30, 2011, we had granted options to purchase an aggregate of approximately 68 million shares of our ordinary shares to certain of our directors and employees. These option holders, subject to compliance with applicable securities laws, are permitted to sell shares they own or acquire upon the exercise of options in the public market. In addition, as of June 30, 2011, we had warrants outstanding which may be exercised by warrant holders for 264,533,863 ordinary shares at an exercise price of A$0.015 per share until December 31, 2012, the exercise of which could have similarly adverse consequences on the trading prices for our shares.

For further details on our outstanding options and warrants, see “Note 10 – Share-Based Payments” in the Notes to our Consolidated Financial Statements in our Form 10-K for the year ended June 30, 2011.

In addition, in the future, we may issue ordinary shares or ADSs including in connection with acquisitions of assets or businesses. If we use our shares for this purpose, the issuances could have a dilutive effect on the market value of our ordinary shares, depending on market conditions at the time of an acquisition, the price we pay, the value of the business or assets acquired, our success in exploiting the properties or integrating the businesses we acquire and other factors.

Our ADS holders are not shareholders and do not have shareholder rights.

The Bank of New York Mellon, as depositary, executes and delivers our ADSs on our behalf. Each ADS is represented by a certificate evidencing a specific number of ADSs. Our ADS holders are not required to be treated as shareholders and do not have the rights of shareholders. The depositary is the holder of the ordinary shares underlying our ADSs. Holders of our ADSs have ADS holder rights. A deposit agreement among us, the depositary and our ADS holders sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

Our ADS holders do not have the right to receive notices of general meetings or to attend and vote at our general meetings of shareholders. Our practice is to give ADS holders notices of general meetings and to enable them to vote at our general meetings of shareholders, but we are not obligated to continue to do so.  Our ADS holders may instruct the depositary to vote the ordinary shares underlying their ADSs, but only when we ask the depositary to ask for their instructions.  Although our practice is to have the depositary ask for the instructions of ADS holders, we are not obligated to do so, and if we do not, our ADS holders would not be able to exercise their right to vote.  On the other hand, ADS holders can exercise their right to vote the ordinary shares underlying their ADSs by withdrawing the ordinary shares. While it is possible that our ADS holders would not know about the meeting enough in advance to withdraw the ordinary shares, announcements of our shareholder meetings are made by press release and file with the SEC, since we are subject to the U.S. domestic issuer proxy rules.

When we do ask the depositary to seek our ADS holders’ instructions, the depositary notifies our ADS holders of the upcoming vote and arranges to deliver our voting materials and form of notice to them. The depositary then tries, as far as practicable, subject to Australian law and the provisions of the depositary agreement, to vote the ordinary shares as our ADS holders instruct. The depositary does not vote or attempt to exercise the right to vote other than in accordance with the instructions of the ADS holders. We cannot assure our ADS holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their shares. In addition, there may be other circumstances in which our ADS holders may not be able to exercise voting rights.

Similarly, while our ADS holders would generally receive the same dividends or other distributions as holders of our ordinary shares, their rights are not identical.  Dividends and other distributions payable with respect to our ordinary shares generally will be paid directly to those holders.  By contrast, any dividends or distributions payable with respect to ordinary shares that are held as ADSs will be paid to the depositary, which has agreed to pay to our ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. Our ADS holders will receive these distributions in proportion to the number of ordinary shares their ADSs represent. In addition, while it is unlikely there may be circumstances in which the depositary may not pay to our ADS holders the same amounts distributed by us as a dividend or distribution, such as when it is unlawful or impractical to do so. See the next risk factor below.

There are circumstances where it may be unlawful or impractical to make distributions to the holders of our ADSs.

Our depositary, Bank of New York Mellon, has agreed to pay to our ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. Our ADS holders will receive these distributions in proportion to the number of ordinary shares their ADSs represent.

In the case of a cash dividend, the depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States.  In the unlikely event that it is not possible to convert a cash dividend or distribution into U.S. dollars, then the deposit agreement with the depositary allows the depositary to distribute foreign currency only to those ADS holders to whom it is possible to do so.  There is also a risk that, if a distribution is payable by us in Australian dollars, the depositary may hold some or all of the foreign currency for a short period of time rather than immediately converting it for the account of the ADS holders.  Because the depositary will not invest the foreign currency, will not be liable for any interest on the unpaid distribution or for any fluctuation in the exchange rates during a time when the depositary has not converted the foreign currency, our ADS holders could lose some of the value of the distribution.

The depositary may determine that it is unlawful or impractical to convert foreign currency to U.S. dollars or to make a distribution to ADS holders that is made to the holders of ordinary shares. This means that, under rare circumstances, our ADS holders may not receive the same distributions we make to the holders of our ordinary shares or receive the same value for their ADSs if it is illegal or impractical for us to or the depositary to do so.

There may be difficulty in effecting service of legal process and enforcing judgments against us and our directors and management.

We are a public company limited by shares, registered and operating under the Australian Corporations Act 2001 (the “Corporations Act”). Two of our four directors and one of our named executive officers reside outside the U.S. Substantially all of the assets of those persons are located outside the U.S. As a result, it may not be possible to effect service on such persons in the U.S. or to enforce, in foreign courts, judgments against such persons obtained in U.S. courts and predicated on the civil liability provisions of the federal securities laws of the U.S. There is doubt as to the enforceability in the Commonwealth of Australia, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon federal or state securities laws of the U.S., especially in the case of enforcement of judgments of U.S. courts where the defendant has not been properly served in Australia.

OUR BUSINESS

We are a company limited by shares, incorporated on April 6, 1979 under the laws of Australia.  Our principal business is the exploration and development of oil and natural gas properties in the United States.  Currently, we have several material oil and gas properties, three of which are producing.  We own a working interest in each of our three material producing properties, through which we have entered into operating agreements with third parties under which the oil and gas are produced and sold. We also have 100% working interest in one exploration property and 50% to 100% in a second property. We operate in one reportable segment, the exploration for, and the development and production of, oil and natural gas in the United States.

Our business strategy is to create a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources in the United States.  Our primary financial goal is to profitably develop our oil properties while maintaining a strong balance sheet, and specifically to focus on the exploration, exploitation and development of our two major oil plays – the Niobrara in Wyoming and the Bakken in North Dakota and Montana. We are in the early stages of these two shale oil exploration efforts: a Niobrara play in Goshen County, Wyoming, our Hawk Springs Project, and a Bakken play in Roosevelt County, Montana, our Roosevelt Project.

For additional information on our business, properties and financial condition, please refer to our Annual Report on Form 10-K for the year ended June 30, 2011, which is incorporated herein by reference, and the documents cited in “Where You Can Find More Information.”

Our registered office is located at Level 36, Exchange Plaza, 2 The Esplanade, Perth, Western Australia 6000 and our telephone number at that office is +61 8-9220-9830. Our principal office in the United States is located at 1331 17th Street, Suite 710, Denver, Colorado 80202 and our telephone number at that office is +1 303-295-0344. Our website is www.samsonoilandgas.com.

THE OFFERING

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC, using a “shelf” registration process. Under this prospectus, the selling shareholders named in “Selling Shareholders” below may, from time to time, offer and sell an aggregate of 7,379,077 ordinary shares which may be represented by up to 368,954 ADSs, issuable upon the exercise of outstanding options and warrants. This prospectus may be supplemented from time to time to add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. Before you invest in our securities, you should read both this prospectus and any prospectus supplement together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

USE OF PROCEEDS

The proceeds from the sale of the ordinary shares or ADSs offered by or for the account of the selling shareholders named in “Selling Shareholders” below will go to the selling shareholders. We will not receive any proceeds from the sale of shares by the selling shareholders.

SELLING SHAREHOLDERS

We are registering an aggregate of 7,379,077 ordinary shares which may be represented by up to 368,954 ADSs, issuable upon the exercise of outstanding options and warrants, to be offered for resale by or for the account of the selling shareholders identified below.

The following table sets forth certain information regarding the beneficial ownership, as of September 27, 2011 of the selling shareholders. The information in the table below is based upon information provided to us by the selling shareholders. Except for Robyn Lamont and David Ninke who are executive officers of the Company, the selling shareholders have no, or within the past three years have not had, any position, office or other material relationship with us. Each selling shareholder possesses sole voting and investment power with respect to the offered shares.  We originally issued the securities to the selling shareholders in private transactions.

Because the selling shareholders may sell, transfer or otherwise dispose of all, some or none of ordinary shares covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling shareholders, or the amount or percentage of shares of our ordinary shares that will be held by the selling shareholders upon termination of any particular offering. See “Plan of Distribution.” For purposes of the table below, we assume that the selling shareholders will sell all their ordinary shares covered by this prospectus.

	Number of ordinary shares beneficially	Number of ordinary shares	Beneficial ownership of ordinary shares after the offering (2)
Name	owned prior to this offering (1)	being registered for resale	Number	Percentage
Madison Street Partners (3)	1,127,078	1,127,078	0	*
Roaring Fork Capital SBIC LP (4)	13,451,999	2,251,999	11,200,000	*
Robyn Lamont (5)(7)	6,725,371	2,000,000	4,725,371	*
David Ninke (6)(7)	6,417,933	2,000,000	4,417,933	*
Total	27,722,381	7,379,077	20,343,304	*

*	Less than one percent.
(1)
The percentage of shares beneficially owned is based on 1,748,724,309  ordinary shares outstanding at September 1, 2011, determined in accordance with Rule 13d-3 under the Exchange Act.  Under such rule, beneficial ownership includes any shares over which the selling shareholder has sole or shared voting power or investment power and also any shares that the selling shareholder has the right to acquire within 60 days of such date through the exercise of any options, warrants or other rights.

(2)
For purposes of calculating shares beneficially owned after this offering, it is assumed that the offered shares have been sold pursuant to this offering. The selling shareholders may have sold, transferred or otherwise disposed of all or a portion of their offered shares since the date on which they provided information regarding their securities in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

(3)
Madison Street Partners participated in the capital raising completed by the Company in October 2007, and currently holds warrants to purchase 1,127,078 ordinary shares at a price A$0.30 per share expiring on October 11, 2012. The address of Madison Street Partners is 5613 DTC Parkway, Suite 310 Greenwood Village, CO 80111.

(4)
Roaring Fork participated in the capital raising completed by the Company in October 2007, and currently holds warrants to purchase 2,251,999 ordinary shares at a price of A$0.30 per share, expiring on October 11, 2012.  Roaring Fork also holds 560,000 ADSs. The address of Roaring Fork Capital SBIC, LP is 1875 Lawrence Street, Suite 400, Denver, CO 80202.

(5)
2,000,000 options to purchase ordinary shares exercisable into ordinary shares on a 1:1 ratio at a price of A$0.30 per share, expiring on October 10, 2012 were granted to Ms. Lamont in 2007 as compensation for services rendered, in accordance with the rules of the ASX. All 2,000,000 options have vested. Ms. Lamont also holds 1,931,178 ordinary shares, 30,000 warrants exercisable into ordinary shares on a 1:1 ratio at a price of A$0.015 expiring on December 31, 2012, 21,543 ADSs (430,860 ordinary shares), and options to purchase 2,333,333 ordinary shares exercisable at a price of A$0.08, expiring on December 31, 2014. For the purpose of calculating the number of ordinary shares held by Ms. Lamont, the number of ordinary shares underlying the warrants, options and the ADSs has been included.

(6)
2,000,000 options exercisable into ordinary shares on a 1:1 ratio at a price of A$0.25 per share, expiring on April 1, 2013 were granted to Mr. Ninke pursuant to the terms of an Employment Agreement, dated as of April 1, 2008, with the Company’s wholly-owned subsidiary, Samson Oil and Gas USA, Inc. All 2,000,000 options have vested.  Mr. Ninke also holds 78,187 ADSs (1,563,740 ordinary shares), 26,043 ADSs (520,860 ordinary shares) held by Mrs. Suzanne Ninke, over which Mr. Ninke has a power of attorney and both voting and investing power over such shares, and options to purchase 2,333,333 ordinary shares exercisable at a price of A$0.08, expiring on December 31, 2014. For the purpose of calculating the number of ordinary shares held by Mr. Ninke, the number of ordinary shares underlying the ADSs and options has been included.

(7)	Executive officer of the Company.

PLAN OF DISTRIBUTION

The ordinary shares listed in the table appearing under “Selling Shareholders” are being registered to permit public secondary trading of these shares by the holders of such shares from time to time after the date of this prospectus. Registration of the ordinary shares covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold.

The selling shareholders may sell the ordinary shares, which may be represented by ADSs, in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times and by a variety of methods including the following:

•	transactions on the NYSE Amex or ASX or on any securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the exercise of purchased or written options;

•	through a combination of any such methods; or

•	through any other method permitted under applicable law and our insider trading policy.

In connection with sales of ordinary shares or otherwise, a selling stockholder that is neither an employee of Samson nor otherwise subject to our insider trading policy may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume and such selling stockholder may also sell short the ordainry shares and deliver such shares to close out such short positions, or loan or ordinary shares to broker-dealers that in turn may sell such securities.

The selling shareholders may sell the ordinary shares, which may be represented by ADSs, directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The selling shareholders may also sell their shares in accordance with Rule 144 under the Securities Act, to the extent available, or pursuant to other available exemptions from the registration requirements of the Securities Act, rather than pursuant to this prospectus.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as depositary, will execute and deliver the ADRs. Each ADR is a certificate evidencing a specific number of ADSs. Each ADS represents 20 ordinary shares (or a right to receive 20 ordinary shares) deposited with Bank of New York Mellon, each as the custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADRs and underlying ADSs are administered is located at 101 Barclay Street, New York, New York 10286.

Our ADSs may be held either directly (by having an ADR registered in the holder’s name) or indirectly through a broker or other financial institution. If our ADSs are held directly, the holder of the ADS is an ADR holder. This description assumes our ADSs are held directly. If our ADSs are held indirectly, the indirect holder must rely on the procedures of his, her or its broker or other financial institution to assert the rights of ADR holders described in this section and should consult with his, her or its broker or financial institution to find out what those procedures are.

Holders of our ADRs have certain rights. A deposit agreement among us, the depositary and our ADR holders sets out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs. We do not treat our ADR holders as shareholders, and our ADR holders do not have shareholder rights. Australian law governs shareholder rights. (For a description of our shareholders’ rights, see “Description of Ordinary Shares”). The depositary will be the holder of the shares underlying our ADRs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, our ADR holders should read the entire deposit agreement which is filed as Exhibit 1 to our Form F-6 filed with the SEC on April 29, 2010.

Fees and Expenses

Persons depositing shares or ADR holders must pay:		For:
·	US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	·	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

·	US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	·	Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

·	US$0.02 (or less) per ADS	·	Any cash distribution to our ADR holders

·	A fee equivalent to the fee that would be payable if securities distributed to our ADR holders had been shares and the shares had been deposited for issuance of ADSs	·	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADR holders

·	US$0.02 (or less) per ADS per calendar year (if the depositary has not collected any cash distribution fee during that year)	·	Depositary services

·	Registration or transfer fees	·	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when our ADR holders deposit or withdraw shares

·	Expenses of the depositary in converting foreign currency to U.S. dollars	·
Whenever the depositary or the custodian receives foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the judgment of the depositary be converted on a reasonable basis into U.S. dollars and the resulting U.S. dollars transferred to the United States

Persons depositing shares or ADR holders must pay:		For:
·	Expenses of the depositary	·	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)

·	Taxes and other governmental charges the depositary or the custodian have to pay on any ADR or share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes

·	Any charges incurred by the depositary or its agents for servicing the deposited securities

If we:			Then:
·	Reclassify, split up or consolidate any of the deposited securities	·	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

·	Distribute securities on the shares that are not distributed to our ADR holders	·
The depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask our  ADR holders to surrender their outstanding ADRs in exchange for new ADRs identifying new deposited securities.

·	Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Dividends and Other Distributions

How do our ADR holders receive dividends and other distributions on the ordinary shares?

The depositary has agreed to pay to our ADR holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. Our ADR holders will receive these distributions in proportion to the number of shares their ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, our ADR holders may lose some of the value of the distribution.

Before making a distribution, the depositary will deduct any withholding taxes that must be paid. See “Material Taxation Considerations.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution in proportion to the number of ADRs representing the underlying shares. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. Before making a distribution, the depositary will deduct any withholding taxes and fees that must be paid.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to our ADR holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, our ADR holders will receive no value for them.

The depositary will not offer the rights unless both the rights and the securities to which the rights relate are exempt from registration under the Securities Act or are registered under the Securities Act. If the depositary makes rights available to our ADR holders, it will exercise the rights and purchase the shares at the request of and on each ADR holder’s behalf if our ADR holders pay it the exercise price and any other charges the rights require our ADR holders to pay. The depositary will then deposit the shares and deliver ADSs to our ADR holders.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, our ADR holders may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

Other distributions. The depositary will send to our ADR holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to our ADR holders unless it receives satisfactory evidence from us that it is legal to make that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that our ADR holders may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to them.

Deposit, Withdrawal and Cancellation

How are ADRs issued?

The depositary will deliver ADRs if ordinary shares or evidence of rights to receive ordinary shares are deposited with the custodian. Upon payment of its fees and expenses and any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names requested and will deliver the ADRs at its office to the persons requested.

How do ADR holders cancel ADRs and obtain ordinary shares?

Our ADR holders may turn in their ADRs at the depositary’s office in order to withdraw the securities represented by the ADR. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADR to the ADR holder or a person he, she or it designates at the office of the custodian. Or, at the ADR holder’s request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

Voting Rights

How do our ADR holders vote?

Our ADR holders may instruct the depositary to vote the ordinary shares underlying their ADRs, but only if we ask the depositary to ask for their instructions. Otherwise, our ADR holders will not be able to exercise their right to vote unless they withdraw the ordinary shares. However, our ADR holders may not know about the meeting enough in advance to withdraw the shares.

If we ask for our ADR holders’ instructions, the depositary will notify our ADR holders of the upcoming vote and arrange to deliver our voting materials and form of notice to them. The materials will (1) describe the matters to be voted on and contain such information as is contained in the notice from us, (2) include a statement that the ADR holders on a specified record date will be entitled to direct the depositary to vote the shares or other deposited securities underlying the ADRs, subject to applicable law and our constitution, and (3) explain how our ADR holders may instruct the depositary to vote the shares or other deposited securities underlying their ADSs as they direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to Australian law and the provisions of the depositary agreement and the depositary’s operating documents, to vote or to have its agents vote the shares or other deposited securities as our ADR holders instruct. The depositary shall not vote or attempt to exercise the right to vote other than in accordance with the instructions of the ADR holders. We cannot assure our ADR holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that our ADR holders may not be able to exercise their right to vote and there may be nothing they can do if their shares are not voted as they requested.

Payment of Taxes

The ADR holder is required to pay all taxes and other governmental charges that may be payable in respect of any their ADSs, or the shares or other securities underlying their ADSs. The depositary may refuse to effect a transfer of any ADRs or refuse to effect the withdrawal of any securities underlying the ADRs while any such taxes and charges are outstanding. The depositary may deduct the amount of any taxes owed from any payments to our ADR holders. It may also sell deposited securities, by public or private sale, to pay any taxes owed. Our ADR holders will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to our ADR holders any proceeds, or send to our ADR holders any property, remaining after it has paid the taxes.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without the consent of our ADR holders for any reason which we deem desirable. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADR holders, it will not become effective for outstanding ADRs until 30 days after the depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, our ADR holders are considered, by continuing to hold their ADRs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. In no event will an amendment impair the right of ADR holders to surrender and withdraw the underlying securities, except in order to comply with the applicable law.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so by notifying our ADR holders at least 60 days before termination. The depositary may also terminate the deposit agreement if the depositary has notified us that it would like to resign and by notifying our ADR holders at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities,sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADRs.

At any time after the expiration of four months from the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The depositary’s only obligations after the sale of the deposited securities will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

How much must persons depositing shares or ADR holders pay if the deposit agreement is terminated and what are consequences if holders do not surrender?

Persons depositing shares or ADR holders must pay US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs) upon the surrender of ADSs if our deposit agreement is terminated.  Before delivering ordinary shares to any holder, the depositary may deduct the fee of the depositary for the surrender of ADSs, any expenses for the account of the account of the persons depositing shares or ADR holders in accordance with the terms and conditions of the deposit agreement, and any applicable taxes or governmental charges.

In addition, at any time after the expiration of four months from the date of termination, the depositary may sell the ordinary shares it then holds and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it pursuant to the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the owners of ADSs that have not tehretofore been surrendered, and such owners will become general creditors of the depositary with respect to such net proceeds.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADRs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on behalf any of our ADR holders or on behalf of any other party;

•
are not liable for any action or non-action in reliance on the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any ADR holders or any other person believed in good faith to be competent to give such information;

•	are not liable for any acts or omissions made by a successor depositary; and

•	are not responsible for a failure to carry out any instructions for the depositary to vote the ADSs.

In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or bad faith, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary;

•	delivery of the certificates that we may specify to the depositary to assure compliance with the Securities Act; and

•	compliance with laws and regulations, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADRs or register transfers of ADRs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Right of our ADR holders to Receive the Ordinary Shares Underlying their ADRs

Our ADR holders have the right to cancel their ADRs and withdraw the underlying shares at any time except:

•
When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares.

•	When ADR holders seeking to withdraw ordinary shares owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADRs

The deposit agreement permits the depositary to deliver ADRs before deposit of the underlying ordinary shares. This is called a pre-release of the ADR. The depositary may also deliver shares upon cancellation of pre-released ADRs (even if the ADRs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADRs instead of shares to close out a pre-release. The depositary may pre-release ADRs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADRs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Inspection Rights of ADR Holders

The depositary will make available for inspection by holders of ADRs at its Corporate Trust Office any reports, notices and other communications, including any proxy soliciting material, received from the Company which are received by the depositary as the holder of the underlying ordinary shares and made generally available to the holders of ordinary shares by the Company. The depositary will keep books, at its Corporate Trust Office, for the registration of ADRs and transfers of ADRs which shall at all reasonable times be open for inspection by the ADR holders, provided that such inspection shall not be for the purpose of communicating with other ADR holders for purposes other than the business of the Company or a matter related to the Deposit Agreement or the ADRs.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the Depositary.

DESCRIPTION OF ORDINARY SHARES

At September 1, 2011, our share capital consisted of an unlimited number of ordinary shares, no par value per share, of which 1,748,724,309 were outstanding. All outstanding ordinary shares are fully paid.

Rights and Restrictions on Classes of Shares

Subject to the Corporations Act and the ASX Listing Rules rights attaching to our shares are detailed in our constitution. Our constitution provides that, any of our shares shall be ordinary shares and may be issued with preferred, deferred or other special rights, whether in relation to dividends, voting, return of share capital, payment of calls or otherwise as the board of directors may from time to time determine, and either at a premium or at a discount (subject to the provisions of the Corporations Act and certain conditions set forth in our constitution). Subject to the prior approval at a general meeting and notwithstanding anything contained in our constitution, the board may allot, grant options over any shares to any person or company if such allotment would have the effect of transferring a controlling interest provided that this prohibition shall not apply in any case either where such allotment is pursuant to an offer of shares to the holders of ordinary shares as nearly as practicable in proportion to their respective shareholding or where such person or company is already registered as the holder of a majority of the issued shares prior to such allotments. Currently our outstanding share capital consists of only one class of ordinary shares.

Dividend Rights

The board may from time to time determine to pay dividends to shareholders as appear to the board to be justified by our profits. All dividends must be paid in accordance with the timetable set out in the Listing Rules. All unclaimed dividends may be invested or otherwise made use of by the board for our benefit until claimed or otherwise disposed of in accordance with our constitution.

Voting Rights

Under our constitution, each shareholder has one vote determined by a show of hands at a meeting of the shareholders. On a poll vote each shareholder shall have one vote for each fully paid share and a fractional vote for each share which is not fully paid, such fraction being equivalent to the proportion of the amount which has been paid to such date on that share. Under Australian law, shareholders are not permitted to approve corporate matters by written consent. Our constitution does not provide for cumulative voting.

Right to Share in our Profits

Pursuant to our constitution, our shareholders are entitled to participate in our profits only by payment of dividends.

The board may from time to time determine to pay dividends to the shareholders, however no dividend is payable except out of our profits. A declaration by the board as to the amount of our profits is conclusive.

Rights to Share in the Surplus in the Event of Liquidation

Our constitution provides, subject to the sanction of a special resolution, that the liquidator may divide amongst the members in-kind the whole or any part of the assets, and he may determine how the division shall be carried out as between the members or different classes of members.

Redemption Provisions

There are no redemption provisions in our constitution in relation to ordinary shares. Under our constitution and subject to the Corporations Act, any preference shares may be issued on the terms that they are or may at our option, be liable to be redeemed.

Sinking Fund Provisions

There are no sinking fund provisions in our constitution in relation to ordinary shares.

Liability for Further Capital Calls

According to our constitution, and subject to compliance with the requirements of the Corporations Act, the board may make any calls from time to time upon shareholders in respect to all monies unpaid on shares, which are not by the terms of issue of those shares made payable at fixed times. Each shareholder is liable to pay the amount of each call in the manner, at the time, and at the place specified by the board. Calls may be made payable by installment.

Provisions Discriminating Against Holders of a Substantial Number of Shares

There are no provisions under our constitution discriminating against any existing or prospective holders of a substantial number of our shares.

Variation of Share Rights

Our constitution provides that if at any time the capital is divided into different classes of shares, the rights attaching to any class of shares, may (unless otherwise provided by the terms of issue of the shares of that class), whether or not we are being wound up, be varied with the sanction of a special resolution passed at a separate meeting of the holders of the shares of such class. The provisions of our constitution relating to general meetings shall apply to every such meeting, except that the necessary quorum shall be members present holding or representing three quarters of the issued shares of the class and that any member present holding shares of the class may demand a poll.

General Meetings of Shareholders

General meetings of shareholders may be called by the board of directors whenever it deems fit, provided that a general meeting to be called the annual general meeting must be held at least once every calendar year and held in accordance with the Corporations Act. Except as permitted under the Corporations Act, shareholders may not convene a meeting. Under the Corporations Act, shareholders with at least 5% of the votes which may be cast at a general meeting may call and arrange to hold a general meeting. The Corporations Act also requires the directors to call and arrange to hold a general meeting on the request of shareholders with at least 5% of the votes that may be cast at a general meeting or at least 100 shareholders who are entitled to vote at the general meeting. Twenty-eight days’ notice of the proposed meeting of our shareholders is required under the Corporations Act.

Foreign Ownership Regulation

There are no limitations on the rights to own securities imposed by our constitution. However, acquisitions and proposed acquisitions of shares in Australian companies may be subject to review and approval by the Australian Federal Treasurer under the Foreign Acquisitions and Takeovers Act of 1974. Generally, this Act applies to acquisitions or proposed acquisitions:

•
by a foreign person, as defined in the Foreign Acquisitions and Takeovers Act, or associated foreign persons which would result in such persons having an interest in 15% or more of the issued shares of, or control of 15% or more of the voting power in, an Australian company, and

•
by a non-associated foreign person which would result in foreign persons having an aggregate interest in 40% or more of the issued shares of, or control of 40% or more of the voting power in, an Australian company.

The Australian Federal Treasurer may prevent a proposed acquisition in the above categories or impose conditions on such acquisition if the Treasurer is satisfied that the acquisition would be contrary to the national interest, or if it resulted in that foreign person, either alone or together with other non-associated or associated foreign persons, controlling the Company and that such control is contrary to the national interest.

In addition to the Foreign Acquisitions and Takeovers Act, there are statutory limitations in Australia on foreign ownership of certain businesses, such as banks and airlines, not relevant to Samson. However, there are no other statutory or regulatory provisions of Australian law or ASX requirements that restrict foreign ownership or control of Samson.

Ownership Threshold

There are no provisions in our constitution, which require a shareholder to disclose ownership above a certain threshold. The Corporations Act, however, requires a substantial shareholder to notify us and the ASX once a 5% interest in our shares is obtained. Further, once a shareholder owns a 5% interest in us, such shareholder must notify us and the ASX of any increase or decrease of 1% or more in its interest in our shares.

Conditions for Change of Capital

There are no conditions imposed by our constitution relating to changes in our capital which are more stringent than are required by the Corporations Act.

Regulation of Takeovers

We are governed by the Corporations Act which provides shareholders with broad protection in relation to takeovers, including:

•	that the acquisition of control over voting shares takes place in a efficient, competitive and informed market;

•	that shareholders have enough information to assess the merits of a proposal; and

•
that shareholders all have a reasonable and equal opportunity to participate in any benefits accruing to the shareholders through any proposal under which a person would acquire a substantial interest.

Further, subject to limited exceptions provided in the ASX Listing Rules, we must not issue or agree to issue shares, without the approval of holders of our ordinary shares, for three months after we are told in writing that a person is making or proposes to make, a takeover for our shares.

The exceptions to the listing rule are as follows:

•	an issuance or agreement to issue which we have notified the ASX before we are told a person is making or proposes to make a takeover for our shares;

•	an issuance to our ordinary shareholders on a pro-rata basis;

•	an issuance made due to an exercise of rights of conversion already in existence;

•	an issuance by us as consideration for an off-market takeover bid made by us where we are required to comply with the provisions of the Corporations Act;

•	an issuance under a dividend stock distribution plan that is in operation before we are told a person is making or proposes to make a takeover for our shares;

•	if there is an agreement to issue shares and such agreement is conditional on ordinary shareholders approving the issuance before the issuance is made.

As applied to Samson, the Corporations Act prohibits any legal person (including a corporation) from acquiring a relevant interest in ordinary shares if after the acquisition that person or any other person’s voting power in the Company increases from 20% or below to more than 20%, or from a starting point that is above 20% and below 90%.

This prohibition is subject to a number of specific exceptions set out in section 611 of the Corporations Act which must be strictly complied with to be applicable.

In general terms, a person is considered to have a “relevant interest” in a share in Samson if that person is the holder of that share, has the power to exercise, or control the exercise of, a right to vote attached to that share, or has the power to dispose of, or to control the exercise of a power to dispose of that share.

It does not matter how remote the relevant interest is or how it arises. The concepts of “power” and “control” are given wide and extended meanings in this context in order to deem certain persons to hold a relevant interest. For example each person who has voting power above 20% in a company which in turn holds shares in Samson is deemed to have a relevant interest in those shares. Certain situations (set out in section 609 of the Corporations Act), which would otherwise constitute the holding of a relevant interest, are excluded from the definition.

A person’s voting power in Samson is that percentage of the total votes attached to ordinary shares in which that person and its associates (as defined in the Corporations Act) holds a relevant interest.

Access to and Inspection of Documents

Inspection of our records is governed by the Corporations Act. Any person (whether a shareholder or not) has the right to inspect our Company registers. Any person may obtain copies of a register or any part of the register upon payment of a fee as prescribed by us. Further, we must ensure that the minute books for the meetings of our shareholders are open for inspection to our shareholders free of charge. Other corporate records, including minutes of directors meetings, financial records and other documents, are not generally open for inspections by shareholders, However, a shareholder may apply to a court to make an order for inspection of our books, if the applicant shareholder is acting in good faith and the inspection is made for a proper purpose.

CHESS

We participate in the Clearing House Electronic Sub-Register System, known as CHESS, which is maintained by the CHESS Securities Clearing House pursuant to the Australian Stock Exchange Listing Rules and the Securities Clearing House Business Rules. CHESS is an electronic transfer and settlement system, with no requirement for paper transfer documents. Accordingly, the legal registered record of holding balances for our CHESS-approved shares are recorded on either of the electronic CHESS sub-register or the electronic issuer sponsored sub-register, which together form the complete Company register. We do not issue share certificates to shareholders. Instead, we provide shareholders with a holding statement (similar to a bank account statement) that sets out the number of ordinary shares registered in each shareholder’s name. This statement also advises shareholders of their holder identification number or shareholder reference number and relevant particulars. If a shareholding changes during any month, shareholders will receive a statement after the end of that month. Shareholders may also request statements at any other time (subject to payment of a small administration fee).

MATERIAL TAXATION CONSIDERATIONS

The taxation discussion set forth below describes the material Australian income tax and U.S. federal income tax consequences of ownership of our ordinary shares or ADSs by a U.S. Holder (as defined below). This discussion is based on the Australian and U.S. tax laws currently in force at the date of this Registration Statement. The comments do not take into account or anticipate any changes in law (by legislation or judicial decision) or any changes in administrative practice or interpretation by the relevant authorities. If there is a change, including a change having a retrospective effect, the comments would have to be considered in light of the changes. This discussion does not address any tax consequences arising under the laws of any state or local jurisdiction, nor of any foreign jurisdictions other than Australia and the United States.

These comments are not exhaustive of all income tax consequences that could apply in all circumstances of any given shareholder or ADS holder. We recommend that prospective purchasers or holders of our ordinary shares or ADSs consult their own tax advisors regarding the Australian and U.S. federal, state and local tax, and other tax consequences of, purchasing, holding, owning, disposing of or otherwise transferring our ordinary shares and ADSs in their particular circumstances. Neither the Company nor any officers accept liability or responsibility with respect of such consequences. Further, special additional rules may apply to particular Shareholders, such as insurance companies, superannuation funds and financial institutions.

U.S. Taxation

This section describes the material U.S. federal income tax consequences to a U.S. Holder (as defined below) of owning our ordinary shares or ADSs.  This summary addresses only U.S. federal income tax considerations of U.S. Holders (as defined below) that hold our ordinary shares or ADSs as capital assets for U.S. federal income tax purposes and who received their ordinary shares or ADSs upon exercise of options or warrants pursuant to this offering.

This summary is based on U.S. tax laws, including the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, rulings, judicial decisions, administrative pronouncements, and the USDTA (as defined below), all as of the date hereof, and all of which are subject to change or changes in interpretation, possibly with retroactive effect.

For purposes of this section headed “U.S. Taxation,” the term “U.S. Holder” means a beneficial owner of ordinary shares or ADSs who is a U.S. person for U.S. federal income tax purposes, and generally includes:

•	a U.S. citizen or an individual who is a resident of the United States for U.S. federal income tax purposes;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•
a trust that (i) is subject to (a) the primary supervision of a court within the United States and (b) the authority of one or more United States persons to control all substantial decisions or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a United States person; or,

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds our ordinary shares or ADSs, the U.S. federal income tax treatment of a partner generally will depend on the status of such partner and the activities of the partnership.  If you are a partner in a partnership holding our ordinary shares or ADSs, you should consult your tax advisor(s).

Any holder of our ordinary shares or ADSs who is not a U.S. Holder should consult with the holder’s own tax advisor in connection with the U.S. federal, state, local and foreign tax consequences of the matters discussed herein.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax–exempt organization;

•	an S corporation or other pass–through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in stocks and securities, or foreign currencies;

•	a trader in securities who elects the mark–to–market method of accounting for your securities;

•	a holder of our ordinary shares or ADSs subject to the alternative minimum tax provisions of the Code;

•	a holder of our ordinary shares or ADSs who received our ordinary shares or ADSs through the exercise of employee stock options, otherwise as compensation, or through a tax–qualified retirement plan;

•	a holder who is a person that has a functional currency other than the U.S. dollar, certain expatriates, or not a U.S. Holder;

•	a holder of our ordinary shares or ADSs who holds our ordinary shares or ADSs as part of a hedge, straddle or constructive sale or conversion transaction; or,

•	a holder of our ordinary shares or ADSs who owns, or is treated as owning under certain attribution rules, 5% or more of the aggregate amount of our ordinary shares or ADSs.

This section is based in part upon the representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

In general, and taking into account the earlier assumptions, for U.S. federal income tax purposes a holder of ADSs will be treated as the owner of the ordinary shares represented by those ADSs.  Exchanges of ordinary shares for ADSs, and of ADSs for ordinary shares, generally will not be subject to U.S. federal income tax.  This discussion (except where otherwise expressly noted) applies equally to U.S. Holders of ordinary shares and U.S. Holders of ADSs.

U.S. Holders should consult their own tax advisors regarding the specific U.S. federal, state and local tax consequences of the ownership and disposition of ordinary shares and ADSs in light of their particular circumstances as well as any consequences arising under the laws of any other taxing jurisdiction. In particular, U.S. holders are urged to consult their own tax advisors regarding whether they are eligible for benefits under the USDTA.

This summary assumes that we are not and will not become a controlled foreign corporation for purposes of the Code and, except as otherwise indicated, that we are not and will not become a passive foreign investment company.

Sale of Ordinary Shares and ADSs

Subject to the passive foreign investment company rules discussed below, a U.S. Holder that sells or otherwise disposes of our ordinary shares or ADSs will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between (i) the U.S. dollar value of the amount realized on the sale or disposition and (ii) the tax basis, determined in U.S. dollars, of those ordinary shares or ADSs.  Such gain or loss generally will be long-term capital gain or loss if the holding period for the ordinary shares or ADSs sold or disposed of exceeds one year. For this purpose, the holding period for ordinary shares or ADSs received pursuant to the exercise of an option or warrant would generally begin on the date following the date of exercise of the option or warrant (or possibly the date of exercise).

Under current law, long-term capital gains realized by individual U.S. Holders are subject to a reduced maximum U.S. federal income tax rate of 15 percent for long-term capital gains received in taxable years beginning on or before December 31, 2012 and 20 percent thereafter. The deductibility of capital losses is subject to significant limitations.  The gain or loss on the sale or other disposition of our ordinary shares or ADSs by a U.S. Holder will generally be income or loss from sources within the United States for purposes of computing the foreign tax credit limitation.

Dividends

We do not expect to pay dividends in the forseeable future. However, subject to the passive foreign investment company rules discussed below, a U.S. Holder must include in gross income as dividend income the gross amount of any distribution (including the amount of any Australian withholding tax thereon) paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) with respect to ordinary shares or ADSs.  Such distributions are taxable to a U.S. Holder when the U.S. Holder (in the case of ordinary shares) or the depositary (in the case of ADSs) actually or constructively receives the distribution.

Except as described below, dividends paid to a non–corporate U.S. Holder of our ordinary shares or ADSs in taxable years beginning before January 1, 2013 will be subject to U.S. federal income tax at the rates applicable to long–term capital gains (generally at a maximum rate of 15 percent) as “qualified dividend income.”  However, dividend income will not be qualified dividend income (and will be taxed at ordinary income rates) if (i) the holder fails to hold the ordinary shares or ADSs for at least 61 days during the 121-day period beginning 60 days before the ex–dividend date; (ii) the Internal Revenue Service determines that the USDTA is not a comprehensive income tax treaty that entitles our dividends to qualified dividend treatment and our ordinary shares or ADSs are not readily tradable on an established securities market in the United States; or (iii) we are a passive foreign investment company for the taxable year in which the dividend is paid or in the preceding taxable year.  Under current law in effect on the date hereof, dividends paid to a non–corporate U.S. Holder of our ordinary shares or ADSs in a taxable year beginning on or after January 1, 2013 will be taxed at ordinary income rates.

In the case of a corporate U.S. Holder, dividends on ordinary shares and ADSs are taxed as ordinary income and will not generally be eligible for the dividends received deduction generally allowed to U.S. corporations for dividends received from other U.S. corporations.

Distributions in excess of current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will be treated as a non–taxable return of capital to the extent of the holder’s tax basis in the ordinary shares or ADSs and thereafter as capital gain.

For foreign tax credit limitation purposes, dividends paid by us will be income from sources outside the United States.  Subject to various limitations, Australian withholding taxes will be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Dividend income generally will constitute “passive category” income, or in the case of certain U.S. Holders, “general category” income. The use of foreign tax credits is subject to complex conditions and limitations. In lieu of a credit, a U.S. Holder who itemizes deductions may elect to deduct all of such holder’s foreign taxes in the taxable year such foreign taxes are paid or deemed paid. A deduction does not reduce U.S. tax on a dollar-for-dollar basis like a tax credit, but the deduction for foreign taxes is not subject to the same limitations applicable to foreign tax credits. U.S. Holders are urged to consult their own tax advisors regarding the availability of foreign tax credits.

Passive Foreign Investment Company Status

A non-U.S. corporation will be classified as a passive foreign investment company (“PFIC”) in any taxable year in which, after taking into account the income and assets of certain subsidiaries, either (i) at least 75% of its gross income is passive income, or (ii) at least 50% of the average value of its assets is attributable to assets that produce or are held for the production of passive income.  Whether or not we will be classified as a PFIC in any taxable year is a factual determination and will depend upon our assets, the market value of our ordinary shares, and our activities in each year and is therefore subject to change.

Although we do not believe that we were a PFIC for the taxable year ending June 30, 2011, and we do not expect to be a PFIC in the foreseeable future, the tests for determining PFIC status depend upon a number of factors. Some of these factors are beyond our control and may be subject to uncertainties, and we cannot assure you that we have not been or will not be a PFIC. We have not undertaken a formal study as to our PFIC status, and we do not undertake an obligation to determine our PFIC status, or to advise investors in our securities as to our PFIC status, for any year.

If we are a classified as a PFIC for any taxable year, the so–called “excess distribution regime” of Code Section 1291 will apply to any U.S. Holder of ordinary shares or ADSs that does not make a mark–to–market or qualified electing fund election, as described below.  Under the excess distribution regime, (i) any gain the U.S. Holder realizes on the sale or other disposition of the ordinary shares or ADSs (possibly including a gift, exchange in a corporate reorganization, or grant as security for a loan) and any “excess distribution” that we make to such holder (generally, any distributions to such holder in respect of the ordinary shares or ADSs during a single taxable year that are greater than 125% of the average annual distributions received by such holder in the three preceding years or, if shorter, such holder’s holding period for the ordinary shares or ADSs), will be treated as ordinary income that was earned ratably over each day in such holder’s holding period for the ordinary shares or ADSs; (ii) the portion of any excess distributions allocated to the current year or prior years before the first day of the first taxable year beginning after December 31, 1986 in which we became a PFIC would be includible by the U.S. holder as ordinary income in the current year; (iii) the portion of such gain or distribution that is allocable to prior taxable years during which we were a PFIC will be subject to tax at the highest rate applicable to ordinary income for the relevant taxable years, regardless of the tax rate otherwise applicable to such holder and without reduction for deductions or loss carryforwards; and (iv) the interest charge generally applicable to underpayments of tax will be imposed with respect of the tax attributable to each such year.

Under Proposed Treasury Regulations, for purposes of applying the excess distribution regime described above, a U.S. Holder’s holding period for ordinary shares or ADSs received pursuant to the exercise of an option or warrant would include the holding period for the option or warrant.

Dividends received from us will not be “qualified dividend income” if we are a PFIC in the year of payment, or were a PFIC in the year preceding the year of payment, and will be subject to taxation at ordinary income rates.

If we are classified as a PFIC for any taxable year and our ordinary shares or ADSs are treated as “marketable securities” under applicable U.S. Treasury Regulations, a U.S. Holder may avoid the excess distribution regime described above by making a valid “mark–to–market” election with respect to the ordinary shares or ADSs.  If a valid mark–to–market election is made, an electing U.S. Holder generally (i) will be required to recognize as ordinary income an amount equal to the excess, if any, of the fair market value of the ordinary shares or ADSs over the holder’s adjusted tax basis in such ordinary shares or ADSs at the close of each taxable year, or (ii) if the U.S. Holder’s adjusted tax basis in the ordinary shares or ADSs exceeds their fair market value at the close of each taxable year, will be allowed to deduct the excess as an ordinary loss to the extent of the net amount of income previously included as a result of the mark–to–market election.  A U.S. Holder’s basis in its ordinary shares or ADSs will be adjusted to reflect the amounts included or deducted with respect to the mark–to–market election, and any gain or loss on the disposition of ordinary shares or ADSs will generally be ordinary income, or, to the extent of previously included mark–to–market inclusions, ordinary loss.  Each U.S. Holder must make their own mark–to–market election.  Once made, the election cannot be revoked without the consent of the Internal Revenue Service unless the ordinary shares or ADSs cease to be marketable securities.  Under applicable U.S. Treasury Regulations, marketable securities includes stock of a PFIC that is “regularly traded” on a qualified exchange or other market.  Because our ordinary shares are traded on the Australian Stock Exchange and our ADSs are traded on the NYSE Amex, we expect that our ordinary shares and ADSs will be treated as “regularly traded,” and a U.S. Holder should be able to make a mark–to–market election.  However, no assurance that our ordinary shares or ADSs are or will be marketable securities can be given.

The excess distribution regime would not apply to any U.S. Holder who is eligible for and timely makes a valid “qualified electing fund” (“QEF”) election, in which case such holder would be required to include in income on a current basis such holder’s pro rata share of our ordinary income and net capital gains.  To be timely, a QEF election must be made for the U.S. Holder’s first taxable year that includes any portion of the U.S. Holder’s holding period in our ADS or ordinary shares during which we are a PFIC.  For this purpose, a U.S. Holder may elect to restart the U.S. Holder’s holding period in our ADSs or ordinary shares by agreeing to recognize, and pay tax and interest under the excess distribution regime described above, on the amount of any appreciation in the ADSs or ordinary shares Held.  However, a U.S. Holder’s QEF election will be valid only if we provide certain annual information to our shareholders.  We have not decided at this time whether we will provide such annual information and thus it is possible that U.S. Holders will not be able to make a valid QEF election with respect to our ordinary shares and ADSs.

A U.S. Holder of options or warrants will not generally be able to make a QEF election or mark-to-market election with respect to such options or warrants.  Further, if a U.S. Holder of options or warrants were to make either a QEF or mark-to-market election with respect to ordinary shares or ADSs received on exercise of a unit warrant, the U.S. Holder will be required to treat as an “excess distribution” (subject to the adverse rules described above) any appreciation inherent in the ordinary shares or ADSs when the election first becomes effective.

Special rules apply with respect to the calculation of the amount of the foreign tax credit with respect to excess distributions made by a PFIC.  In general, these rules allocate creditable foreign taxes over the U.S. Holder’s holding period for ordinary shares or ADSs and otherwise coordinate the foreign tax credit limitation rules with the PFIC rules.

If we are a PFIC in a taxable year and own shares in another PFIC (a “lower–tier PFIC”), a U.S. Holder also will be subject to the excess distribution regime with respect to its indirect ownership of the lower–tier PFIC.  The mark–to–market election would not be available for any indirect ownership of a lower–tier PFIC.  A QEF election can be made for a lower–tier PFIC, but only if we provide the U.S. Holder with the financial information necessary to make such an election.

U.S. Holders who own ordinary shares or ADSs during any year in which we are a PFIC must file Internal Revenue Service Form 8621 with their U.S. federal income tax return for each year in which such holder owns ordinary shares or ADSs, even if we subsequently would not be considered a PFIC.  Pursuant to the recently-enacted Code Section 1298(f), U.S. Holders may be required to provide additional information regarding ownership of an interest in a PFIC.  As of the date hereof, the Internal Revenue Service has not promulgated regulations under Code Section 1298(f) regarding such additional reporting requirements.

Surtax on Unearned Income

For taxable years beginning after December 31, 2012, a surtax of up to 3.8 percent (the “unearned income Medicare contribution tax”) may be imposed on the “net investment income” of certain U.S. Holders.  Net investment income includes interest, dividends, royalties, rents, gross income from a trade or business involving passive activities, and net gain from disposition of property (other than property held in a trade or business). Net investment income would be reduced by deductions that are properly allocable to such income.  At least one court has determined that the legislation that includes the unearned Medicare contribution tax is unconstitutional.

HIRE Act

U.S. Holders should consult their tax advisors regarding the effect, if any, of the Hiring Incentives to Restore Employment Act, signed into law on March 18, 2010, which provides disclosure and withholding rules relating to ownership by U.S. persons of financial accounts with foreign financial institutions.

U.S. Information Reporting and Backup Withholding

Dividend payments with respect to ordinary shares or ADSs and proceeds from the sale, exchange, redemption, or other disposition of ordinary shares or ADSs may be subject to information reporting to the Internal Revenue Service and U.S. backup withholding.  Certain exempt recipients, including corporations, are not subject to these information reporting requirements.  Backup withholding will not apply to a holder who furnishes a correct taxpayer identification number or certificate of foreign status and who makes any other required certification.  U.S. persons who are required to establish their exempt status generally must provide to us or our depositary an Internal Revenue Service Form W–9 (Request for Taxpayer Identification Number and Certification).

Backup withholding is not an additional tax.  Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld by filing the a timely claim for refund with the Internal Revenue Service and furnishing any required information.

Australian Taxation

The following discussion of the Australian taxation implications is based on the provisions of the Income Tax Assessment Act 1936, the Income Tax Assessment Act 1997, International Tax Agreements Act 1953 (IntTAA) which includes the United States Convention as amended by the United States Protocol (USDTA), public taxation rulings and available case law current as at the date of this Annual Report on Form 10-K (all of which are collectively referred to in this section as “Australian Taxation Laws”).  The Australian Taxation Laws and their interpretation are subject to change at any time.

General Principle of Taxation in Australia

This discussion only deals with two items of income that may arise from an investment in the shares or ADSs in us, namely:

•	any capital gain made on a sale of the shares or ADSs; and

•	any dividends which may be paid by the Company with respect to those shares (or ADSs). Please note that we have not paid any dividends to date and do not expect to pay any in the near to medium term.

The discussion is relevant only to shareholders or ADS holders that are not residents of Australia for tax purposes, and are residents of the U.S. for the purposes of the USDTA (“U.S. Equity Holders”).

Capital Gains on Sale of Shares or ADSs

Under Australian law, income tax is typically not payable on the gain made on the disposal of ordinary shares or ADSs by U.S. Equity Holders unless the profit is of income in nature and sourced in Australia or the sale is subject to tax on any net capital gains, in each case as broadly summarized below.

When the Profit on Sale is Income in Nature

Where a U.S. Equity Holder:

•	holds its ordinary shares or ADSs as trading stock or otherwise on revenue account;

•	carries on a business in Australia through a permanent establishment or fixed base; and

•	holds the ordinary shares or ADSs as part of that business,

any profit on the sale of the ordinary shares or ADSs (as the case may be) would be required to be included in the assessable income of the relevant U.S. Equity Holders and taxed accordingly.

When the Sale is Subject to Capital Gains Tax

A U.S. Equity Holder will be required to include in its assessable income in Australia any “net capital gains” that it makes on “indirect Australian real property interests” (“IARPI”).  Broadly, IARPI will exist where:

•
the U.S. Equity Holder and its associates have a 10% or more direct participation interest in us and owned the shareholding at the time of disposal or throughout a 12 month period beginning no earlier than 24 months before the sale of the shareholding, and ending no later than the date of sale of the shareholding; and

•	at the time of the sale of the shareholding more than 50% of the market value of our assets are attributable to Australian real property (broadly Australian land and interest in Australian land).

Therefore, unless a U.S. Equity Holder and its associates holds a direct participation interest of at least 10% (as described above) it should not make a taxable capital gain or capital loss for Australian tax purposes with respect to the sale of shares or ADSs, irrespective of the percentage of our assets that constitute Australian real property.  Therefore there should be no tax payable on any gain on the sale of the shares or ADSs.

Where a U.S. Equity Holder, with its associates holds;

•	a direct participation interest of at least 10% (as described above); and

•	at the time of sale less than 50% of the market value of our assets are attributable to Australian real property,

that U.S. Equity Holder will not be subject to Australian tax on any capital gain or loss with respect to the sale of shares or ADSs.

Where a U.S. Equity Holder, with its associates holds;

•	a direct participation interest of at least 10% (as described above); and

•	at the time of sale more than 50% of the market value of our assets are attributable to Australian real property,

that U.S. Equity Holder will be required to calculate its net capital gains for the relevant income year taking into account the capital gain or capital loss made on the sale of the shares or ADSs.  The net capital gain is then included in the US Holder’s assessable income in Australia and will be taxed accordingly.

A summary of a method for calculating net capital gains is to:

•	deduct from the capital gains all capital losses;

•	deduct from the capital gain all past unapplied net capital losses; and

•
reduce the remaining capital gain by any applicable capital gains discount.  Natural persons and some trusts are entitled to a 50% capital gains discount in circumstances where the shares or ADSs have been sold after being held for in excess of a 12 month period.  The 50% capital gains discount is not available to companies.

Dividends

Dividends paid by Samson to US Equity Holders are only subject to the withholding tax provisions of the Australian Taxation Laws.

Australia has an imputation system which allows a company which distributes profits to its members to pass on to its members a credit for the tax already paid by the company to its members.  This is known as a franking credit. The amount of the franking credit attached to the dividend is at the discretion of the paying company, but cannot exceed the balance of the company’s franking account (broadly the net of any income tax paid less franking credits attached to previous dividends).  To the extent that the dividend is franked, the dividend is not subject to withholding tax when paid to US Equity Holders.  This means that a fully franked dividend is not subject to any withholding tax.

Any part of a dividend paid to the US Equity Holder which is not franked is subject to dividend withholding tax in Australia.  The withholding tax rates under the USDTA are as follows:

•	generally 15% of the gross amount of the dividend, however;

•
this is reduced to 5% of the gross amount of the dividend if the US Equity Holder who is beneficially entitled to the dividend is a company which holds at least 10% of the voting power in the company, and

•
this is reduced to nil if the US Equity Holder who is beneficially entitled to the dividends is a company who has held shares (or ADSs) which hold a voting power of at least 80% for at least a 12 month period (subject to certain other conditions).

In the case of a US Equity Holder carrying on business in Australia through a permanent establishment or performing independent personal services through a fixed base in Australia with which the holding of shares (or ADSs) is effectively connected, no withholding tax will apply, instead the dividends form part of the normal assessable income subject to tax in Australia under the USDTA.

A dividend which is unfranked is also exempt from withholding tax to the extent that it consists of certain income from foreign sources (for example dividends from foreign companies in which the shareholder owns at least a 10% interest).  It may be possible to pay such dividends to US Equity Holders without the imposition of withholding tax under the Australian “Conduit Foreign Income” rules.  Essentially conduit foreign income is foreign income received by a non-Australian resident (you) via an Australian corporate tax entity (us).

In the event we paid a dividend we would provide Equity Holders with notices detailing the extent to which a dividend is franked or unfranked, or represents conduit foreign income, and the deduction, if any, of withholding tax.  If a dividend paid is subject to withholding tax, or would be so but for being franked, no further Australian tax is payable on the dividend.

There are also additional exemptions depending on the nature of the shareholder which are designed to ensure that an entity that is otherwise exempt from tax is not subject to withholding tax, e.g., charitable institutions.

LEGAL MATTERS

Minter Ellison of Perth, Australia has provided its opinion on the validity of the securities offered by this prospectus.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2011 have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Estimates of historical oil and natural gas reserves and related information of the Company as of June 30, 2011 and June 30, 2010 included and incorporated by reference herein are based upon engineering studies prepared by the Company and audited by Ryder Scott Company, L.P, independent petroleum engineers.  Estimates of historical oil and natural gas reserves and related information of the Company as of June 30, 2009 included and incorporated by reference herein are based upon engineering studies prepared by Robert Gardner, our former Vice President – Engineering.  Such estimates and related information have been so included in reliance upon the authority of Ryder Scott and Robert Gardner as experts in such matters.

7,379,077 Ordinary Shares
represented by up to
368,954 American Depositary Shares

___________________________________________________________________________________

, 2011

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other expenses of issuance and distribution.

The expenses payable by us in connection with this offering are as follows:

SEC registration fee	$	*
Legal fees and expenses		30,000
Accountants’ fees and expenses		+
Miscellaneous expenses		+
Total		$30,000
* Previously paid.
+ Estimated expenses are not presently known.

Item 15.	Indemnification of directors and officers.

Indemnification of Officers and Directors

Samson’s Constitution

Article 11 of Samson Oil & Gas Ltd.’s constitution, entitled “Officers’ Indemnity and Insurance” provides:

“11.1           Indemnity

Subject to section 199A, the Company must, to the extent the person is not otherwise indemnified, indemnify every officer of the Company and its wholly-owned subsidiaries and may indemnify its auditor against a liability:

(a)           incurred as officer or auditor to a person other than the Company or a related body corporate (including a liability incurred as a result of appointment or nomination of the Company or a subsidiary as a trustee or as an officer of another corporation) unless the liability arises out of conduct involving a lack of good faith or is a liability for a pecuniary penalty order under section 1317G or a compensation order under section 1317H; and

(b)           for costs and expenses incurred in defending civil or criminal proceedings in which judgement is given in favour of that person, or in which that person is acquired, or in which the grounds for making a court order sought by ASIC or a liquidator are found by the court not to have been established, or in connection with proceedings for relief to that person under the Act in which the court grants the relief.

11.2           Insurance

Subject to section 199B, the Company may enter into, and pay premiums on, a contract of insurance in respect of any person.

11.3           Former officers

The indemnity in favour of officers under rule 11.1 is a continuing indemnity.  It applies in respect of all acts done by a person while an officer of the Company or one of its wholly owned subsidiaries even though the person is not an officer at the time the claim is made.”

Pursuant to this provision, Samson maintains insurance against any liability incurred by its directors and officers in defense of any action in which they are made parties by reason of their positions as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

 Corporations Act 2001 (Commonwealth) of Australia

Section 199A(1) of the Corporations Act 2001 (Commonwealth) (the “Corporations Act”) provides that a company or a related body corporate must not exempt a person from a liability to the company incurred as an officer of the company.

Section 199A(2) of the Corporations Act provides that a company or a related body corporate must not indemnify a person against any of the following liabilities incurred as an officer of the company:

•	a liability owed to the company or a related body corporate;

•	a liability for a pecuniary penalty order or compensation order under specified provisions of the Corporations Act; or

•	a liability that is owed to someone other than the company or a related body corporate that did not arise out of conduct in good faith.

Section 199A(2) does not apply to a liability for legal costs.

Section 199A(3) provides that a company or a related body corporate must not indemnify a person against legal costs incurred in defending an action for a liability incurred as an officer of the company if the costs are incurred:

•	in defending or resisting proceedings in which the person is found to have a liability for which they could not be indemnified under Section 199A(2); or

•	in defending or resisting criminal proceedings in which the person is found guilty; or

•
in defending or resisting proceedings brought by the Australian Securities and Investments Commission (ASIC) or a liquidator for a court order if the grounds for making the order are found by the court to have been established (this does not apply to costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or

•	in connection with proceedings for relief to the person under the Corporations Act in which the court denies the relief.

Section 199B of the Corporations Act provides that a company or a related body corporate must not pay, or agree to pay, a premium for a contract insuring a person who is or has been an officer of the company against a liability (other than one for legal costs) arising out of:

•	conduct involving a willful breach of any duty in relation to the company; or

•	a contravention of the officer’s duties under the Corporations Act not to improperly use their position or make improper use of information obtained as an officer.

For the purpose of Sections 199A and 199B, an “officer” of a company includes:

•	a director or secretary;

•	a person who makes, or participates in making, decisions that affect the whole, or a substantial part, of the business of the company;

•	a person who has the capacity to significantly affect the company’s financial standing; and

•	a person in accordance with whose instructions or wishes the directors of the company are accustomed to act.

Item 16.	Exhibits.
Exhibit Number	Description
3.1	Constitution of Samson Oil & Gas Limited. (1)
5.1	Opinion of Minter Ellison*
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accountants
23.2	Consent of Ryder Scott Company, L.P.
23.3	Consent of Robert Gardner
23.4	Consent of Minter Ellison (included in Exhibit 5.1)
24.1	Power of attorney*
_____________________________

*	Previously filed.
(1)	Incorporated by reference to the Company’s Registration Statement on Form 20-F, filed with the Securities and Exchange Commission on July 13, 2007 as amended on Form 20-F/A.

Item 17.	Undertakings

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form F-3 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on September 30, 2011.

SAMSON OIL & GAS LIMITED

By:	/s/ Terence M. Barr
Name:	Terence M. Barr
Title:	Managing Director, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-3 on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Terence M. Barr	Managing Director, President and Chief	September 30, 2011
Terence M. Barr	Executive Officer (principal executive officer) and Authorized Representative in the U.S.

/s/ Robyn Lamont	Chief Financial Officer	September 30, 2011
Robyn Lamont	(principal financial and accounting officer)

/s/ Dr. Victor Rudenno	Director	September 30, 2011
Dr. Victor Rudenno

/s/ Keith Skipper	Director	September 30, 2011
Keith Skipper

/s/ Dr. DeAnn Craig	Director	September 30, 2011
Dr. DeAnn Craig